Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 5, 2023, Orthofix and SeaSpine completed the transactions contemplated by the definitive Agreement and Plan of Merger, dated as of October 10, 2022 (the “Merger Agreement”), by and among Orthofix, Orca Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Orthofix (“Merger Sub”) and SeaSpine Holdings Corporation, a Delaware corporation (“SeaSpine”), pursuant which, Orthofix and SeaSpine combined through a merger of SeaSpine with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Orthofix (the “Merger”). Orthofix issued 16,104,854 shares of Orthofix common stock to SeaSpine stockholders in connection with the Merger. Immediately following the Merger, SeaSpine stockholders owned 44% of the common stock of Orthofix and Orthofix stockholders owned 56%. Based on the closing price of Orthofix on January 4, 2023, as reported on the Nasdaq Global Select Market, the aggregate value of the consideration paid or payable to former holders of SeaSpine common stock was approximately $373.8 million.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, combines the historical consolidated balance sheets of Orthofix and SeaSpine, giving effect to the Merger and related transactions (collectively, the “Transactions”), as if they had occurred on September 30, 2022. The related transactions include the impact of transaction costs and the debt repayment connected with the Merger. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2021, and nine months ended September 30, 2022, combine the historical consolidated statements of operations of Orthofix and SeaSpine, giving effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 also includes the historical consolidated statement of operations of 7D Surgical, Inc. (“7D Surgical”), giving effect to the acquisition of 7D Surgical by SeaSpine, which occurred on May 20, 2021, and the associated financing as if they had occurred on January 1, 2021.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with the following:

•

Historical consolidated financial statements of Orthofix as of and for the year-ended December 31, 2021, included in Orthofix’s Annual Report on Form 10-K filed with the SEC on February 25, 2022, and the historical unaudited consolidated financial statements of Orthofix as of and for the fiscal quarter and nine-month period ended September 30, 2022, included in Orthofix’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2022.

•

Historical consolidated financial statements of SeaSpine as of and for the year-ended December 31, 2021, included in SeaSpine’s Annual Report on Form 10-K filed with the SEC on March 15, 2022, and the historical unaudited consolidated financial statements of SeaSpine as of and for the fiscal quarter and nine-month period ended September 30, 2022, included in SeaSpine’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2022.

•	Historical financial information of 7D Surgical for the year-ended March 31, 2021, included in SeaSpine’s Current Report on Form 8-K/A filed with the SEC on July 28, 2021.

The unaudited pro forma condensed combined financial information has been prepared by Orthofix using the acquisition method of accounting in accordance with GAAP. The acquisition accounting for the transactions is dependent upon certain valuation and other analyses that have yet to progress to a stage where there is sufficient information for a definitive measurement.

The assets and liabilities of SeaSpine have been measured using various preliminary estimates based on currently available information that Orthofix believes to be reasonable. The actual impact of purchase accounting on the financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. Such differences could have a material impact on the unaudited pro forma condensed combined financial information.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the effects of expected cost savings or expected increases in costs, opportunities to earn additional revenue or potential loss of certain revenue, or other management adjustments, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits of the combined company would have been had the two companies been combined during these periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(in thousands)

	Historical Orthofix	Pro forma SeaSpine (Note 6)	Pro forma Adjustments (Note 4)	Note	Pro forma Combined
ASSETS
Current assets
Cash and cash equivalents	$51,660	$46,763	$(55,812)	A	$42,611
Accounts receivable, net of allowances	75,633	38,969	—		114,602
Inventories	100,277	83,993	24,008	B(i)	208,278
Prepaid expenses and other current assets	19,325	5,141	—		24,466

Total current assets	246,895	174,866	(31,804)		389,957
Property, plant and equipment, net	57,820	56,360	—		114,180
Intangible assets, net	47,513	36,532	23,168	B(ii)	107,213
Goodwill	71,317	84,595	52,124	B(iii)	208,036
Deferred income taxes	1,544	—	—		1,544
Other long-term assets	24,571	21,771	(263)	C	46,079

Total assets	$449,660	$374,124	$43,225		$867,009

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$28,003	$17,778	$(171)	A	$45,610
Current portion of finance lease liability	638	—	—		638
Other current liabilities	49,007	37,269	(4,179)	A	82,097

Total current liabilities	77,648	55,047	(4,350)		128,345
Long-term debt	—	25,812	(25,812)	C	—
Long-term portion of finance lease liability	19,407	—	—		19,407
Other long-term liabilities	19,066	18,806	—		37,872

Total liabilities	116,121	99,665	(30,162)		185,624
Contingencies
Shareholders’ equity
Common shares	2,001	372	1,238	D	3,611
Additional paid-in capital	328,387	593,306	(221,157)	D	700,536
Retained earnings (accumulated deficit)	8,313	(319,654)	293,741	D	(17,600)
Accumulated other comprehensive income (loss)	(5,162)	435	(435)	D	(5,162)

Total stockholders’ equity	333,539	274,459	73,387		681,385

Total liabilities and stockholders’ equity	$449,660	$374,124	$43,225		$867,009

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in thousands, except per share data)

	Historical Orthofix	Pro forma SeaSpine (Note 6)	Pro forma Adjustments (Note 4)	Note	Pro forma Combined
Net Sales	$338,484	$175,978	$—		$514,462
Cost of sales	90,491	80,443	—		170,934

Gross profit	247,993	95,535	—		343,528
Sales and marketing	169,486	80,131	—		249,617
General and administrative	54,496	35,955	—		90,451
Research and development	35,913	19,985	—		55,898
Acquisition-related amortization and remeasurement	(9,678)	5,525	(1,747)	B(ii)	(5,900)

Operating income (loss)	(2,224)	(46,061)	1,747		(46,538)
Interest expense, net	(1,059)	(663)	663	C	(1,059)
Other expense, net	(7,436)	(313)	—		(7,749)

Income (loss) before income taxes	(10,719)	(47,037)	2,410		(55,346)
Income tax benefit (expense)	(1,968)	986	—	E	(982)

Net income (loss)	$(12,687)	$(46,051)	$2,410		$(56,328)

Per common share data (Note 5):
Net loss per share:
Basic and diluted	$(0.63)	$(1.25)			$(1.56)
Weighted-average number of common shares:
Basic and diluted	20,007	36,833			36,112

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except per share data)

	Historical Orthofix	Pro forma SeaSpine (Note 6)	Pro forma Adjustments (Note 4)	Note	Pro forma Combined
Net Sales	$464,479	$197,963	$—		$662,442
Cost of sales	114,914	93,358	24,008	B(i)	232,280

Gross profit	349,565	104,605	(24,008)		430,162
Sales and marketing	221,318	93,542	—		314,860
General and administrative	69,353	44,483	25,650	A	139,486
Research and development	49,621	24,782	—		74,403
Acquisition-related amortization and remeasurement	17,588	7,255	(2,219)	B(ii)	22,624

Operating income (loss)	(8,315)	(65,457)	(47,439)		(121,211)
Interest expense, net	(1,837)	(293)	30	C	(2,100)
Other income (expense), net	(3,343)	5,487	—		2,144

Income (loss) before income taxes	(13,495)	(60,263)	(47,409)		(121,167)
Income tax benefit (expense)	(24,884)	1,100	—	E	(23,784)

Net income (loss)	$(38,379)	$(59,163)	$(47,409)		$(144,951)

Per common share data (Note 5):
Net loss per share:
Basic and diluted	$(1.95)	$(1.76)			$(4.05)

Weighted-average number of common shares:
Basic and diluted	19,691	33,604			35,795

ORTHOFIX MEDICAL INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(amounts in thousands except share and per share data)

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (referred to as management adjustments). Orthofix has elected not to present management adjustments and will only be presenting transaction accounting adjustments related to the accounting for the Transactions (the “pro forma adjustments”) in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the post-combination company upon consummation of the Transactions.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022, have been prepared by combining the Orthofix and SeaSpine statements of operations for the period and applying the related pro forma adjustments. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021, have been prepared by combining the Orthofix and SeaSpine results for the year ended December 31, 2021, and including the pre-consolidation results of 7D Surgical, which was acquired by SeaSpine on May 20, 2021, for the period from January 1, 2021, to May 19, 2021, and applying the related pro forma adjustments to each period described below.

The pro forma adjustments have been prepared as if the Transactions related to SeaSpine occurred on September 30, 2022, for the unaudited pro forma condensed combined balance sheet and on January 1, 2021, for the unaudited pro forma condensed combined statements of operations. The pro forma adjustments for the year ended December 31, 2021, also reflect the impact of SeaSpine’s acquisition of 7D Surgical, as if it occurred on January 1, 2021. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments.

Following the Merger, Orthofix controls SeaSpine, and accordingly is the accounting acquirer. The unaudited pro forma condensed combined financial information has been prepared by Orthofix using the acquisition method of accounting in accordance with GAAP. Under this method, the aggregate consideration will be allocated to SeaSpine’s assets acquired and liabilities assumed based upon their acquisition date estimated fair values. The excess of purchase price over the fair value of assets acquired and liabilities assumed will be allocated to goodwill. The unaudited pro forma condensed combined financial information is based on preliminary estimates of the fair value of the assets and liabilities to be acquired, which requires significant assumptions. Orthofix management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments in the unaudited pro forma condensed combined financial information gives appropriate effect to the assumptions. These assumptions may change upon the finalization of the fair value, which would have a corresponding impact on the pro forma financial information.

The unaudited pro forma condensed combined financial information does not reflect the impact of any potential restructuring or integration activities that have yet to be determined, nor the impact of possible cost or growth synergies expected to be achieved by the combined company, as no assurance can be made that such cost or growth synergies will be achieved.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by Orthofix as set forth in the historical financial statements. The unaudited pro forma condensed combined financial information reflects any material adjustments known at this time to conform SeaSpine's historical financial information to Orthofix’s significant accounting policies based on Orthofix management’s review of SeaSpine’s summary of significant accounting policies, as disclosed in the SeaSpine historical financial statements. Upon completion of the acquisition and a more comprehensive comparison and assessment, additional differences may be identified.

2. Preliminary Consideration

At the effective time of the Merger, each share of common stock of SeaSpine, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.4163 shares of common stock of Orthofix, par value $0.10 per share (the “Exchange Ratio”).

The following table represents the preliminary estimate of the purchase consideration paid in the Transactions (in millions, except for exchange ratio and share price):

Share Consideration:
Orthofix common shares issued in exchange for SeaSpine shares (i)	16,104,854
Orthofix closing share price (ii)	$22.76

Estimated fair value of Orthofix share consideration	366,546
Estimated fair value of Orthofix equity awards issued in exchange for SeaSpine equity awards (iii)	7,213

Total Estimated Purchase Price	$373,759

(i)

The Orthofix common shares issued in exchange for SeaSpine is inclusive of (i) each share of common stock of SeaSpine par value $0.01 per share, issued and outstanding immediately prior to the Effective Time and (ii) unvested restricted stock awards as of the Effective Time, each of which were converted to Orthofix common shares using the Exchange Ratio.

(ii) The share price is based on an assumed transaction date of January 4, 2023.
(iii)

The outstanding equity awards of SeaSpine (including stock options and restricted stock units) were exchanged for awards of Orthofix. This represents the estimated fair value of the portion of the SeaSpine awards for which the required service period has been completed at the time of the acquisition. The remaining estimated fair value will be recorded as compensation expense over the remainder of the service period associated with the awards. The fair value of the Orthofix replacement awards will be compared to the fair value of the SeaSpine awards at the acquisition date and any difference will also be recorded as additional compensation expense over the remaining service period. The treatment of the SeaSpine equity awards is further described in section “The Merger Agreement — Treatment of SeaSpine Equity Awards.” This estimate was determined prior to the closing of the acquisition and will subsequently be adjusted in future reporting periods.

The estimated value of the consideration does not purport to represent the actual value of the total consideration that will be received by the SeaSpine stockholders when the Merger was completed. The fair value of the equity securities issued as consideration was measured on the closing date of the Merger at the then-current market price per share of Orthofix common stock.

3. Fair Value Estimate of Assets Acquired and Liabilities to be Assumed

The preliminary purchase price allocation based on management’s preliminary estimate of their respective fair values is as follows:

	SeaSpine	Fair Value Adjustment		Fair Value	Goodwill Calculation
Total estimated purchase price					$373,759
Inventories	$83,993	$24,008	(i)	$108,001
Intangible assets, net	36,532	23,168	(ii)	59,700
All other assets (excluding goodwill)	169,004	—		169,004

Total assets	$289,529	$47,176		$336,705

Deferred tax liability, net	$3,182	$—	(iii)	$3,182
All other liabilities	96,483	—		96,483

Total liabilities	$99,665	$—		$99,665

Fair value of net assets (excluding goodwill)					237,040

Estimated goodwill					$136,719

(i)

The preliminary fair value of work-in-process and finished goods inventory utilizes a sales comparison approach which estimates the selling price of the inventory in completed condition less costs of disposal and a reasonable profit allowance for the selling effort.

(ii)

The preliminary fair value of the identifiable intangible assets is determined using variations of the income approach, namely the multi-period excess earnings and relief from royalty methodologies. The most significant assumptions applied in the development of the intangible asset fair values include: the amount and timing of future cash flows, the selection of discount and royalty rates, and the assessment of the asset’s economic life. Final identifiable intangible asset valuation results may differ from the pro forma estimates if the above assumptions and methodologies are modified or if additional intangible assets are identified. The final valuation will be completed within 12 months of the completion of the merger.

(iii)

A deferred tax liability associated with the fair value adjustments has not been reflected in the purchase price allocation as any such liability is expected to be offset by an unrecognized deferred tax asset of SeaSpine recorded in the same jurisdiction.

The preliminary estimates are based on the data available to Orthofix and may change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired or the estimated fair value of the consideration will have a corresponding impact on the amount of goodwill recorded. A change in identifiable intangible assets will have a direct impact on the amount of amortization recorded against income in future periods. The impact of any changes in the purchase price allocation could have a material impact on the amounts presented in the unaudited pro forma condensed combined financial information in future periods.

4. Pro forma Adjustments

(A)	Reflects the impact on cash related to the Transactions including the following:

Amount
Repayment of SeaSpine outstanding borrowings	$25,812
Payment of transaction costs (i)	30,000

Pro forma adjustment	$55,812

(i)	Represents the total estimated transaction costs including $4,350 incurred and accrued by SeaSpine and Orthofix prior to September 30, 2022.

(B)	Represents the impact of the preliminary purchase price allocation as described in Note 3, including:

(i)

Increase in inventories to preliminary fair value, which considers book value for raw materials and margins and costs to complete for work-in-process and finished goods. The fair value adjustment to inventories is estimated to be expensed over a period of 12 months, which is reflected as a pro forma adjustment in cost of sales. This charge will be included in the combined company’s statement of operations subsequent to the merger and is expected to be released over the normal sales cycle, which is estimated to be approximately 12 months.

(ii)

Recognition of the intangible assets at the preliminary fair value, offset by the historical intangible assets of SeaSpine and the associated impact on amortization expense. The pro forma adjustment was calculated as follows:

	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)	Amortization Expense
			Year Ended December 31, 2021	Nine Months Ended September 30, 2022
Developed Technology	$33,100	10	$3,310	$2,483
Customer relationships	19,000	11	1,727	1,295
IPR&D (a)	7,600	indefinite	—	—

	$59,700
Less: SeaSpine amortization expense (b)			(7,256)	(5,525)

Pro forma adjustment			$(2,219)	$(1,747)

(a)

IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the closing date of the combination, these assets will not be amortized. Such IPR&D projects will become amortizable when applicable products, which are currently in various stages of development, receive FDA approval, upon which Orthofix will begin to record amortization expense.

(b)

SeaSpine amortization expense includes the historical amortization expense of SeaSpine and the pro forma impact of its acquisition of 7D Surgical, the total of which is included in the pro forma SeaSpine results in the condensed combined pro forma statement of operations for the year ended December 31, 2021.

(iii)

The pro forma adjustment of $52,124 represents the preliminary estimate of goodwill of $136,719, offset by SeaSpine’s historical goodwill of $84,595. The goodwill, which is attributable to long-term advancements in Orthofix’s technology, synergies in operations, the assembled workforce, and growth through new channels to be achieved from the combined operations of Orthofix and SeaSpine, represents the excess of total consideration over the preliminary fair value of net assets acquired and liabilities assumed.

The pro forma adjustments resulting from the purchase price allocation are based on preliminary estimates, as described above, and may be revised upon finalization of the fair value estimates. The impact of such adjustments may have a material impact on the pro forma financial information. For example, an increase or decrease of 15% in the fair value of intangible assets on the closing date of the Merger from the fair value of intangible assets assumed in the unaudited pro forma condensed combined financial information would change the value of the intangible assets approximately by $8,955, which would be reflected as a corresponding increase or decrease to straight-line amortization expense of $756 assuming an average useful life of 10 and 11 years for developed technology and customer relationships, respectively.

(C)

Represents the impact of the repayment of SeaSpine’s historical borrowings with cash on hand at the time of the Merger including the elimination of the related interest expense and the write-off of unamortized debt issuance costs.

(D)	Represents the impact of the Transactions, including the following:

	Eliminate Historical SeaSpine	Share Consideration (i)	Other items (ii)	Pro forma Adjustment
Common shares	$(372)	$1,610	$—	$1,238
Additional paid-in capital	(593,306)	372,149	—	(221,157)
Retained Earnings (accumulated deficit)	319,654	—	(25,913)	293,741
Accumulated other comprehensive income (loss)	(435)	—	—	(435)

Total	$(274,459)	$373,759	$(25,913)	$73,387

(i)	Represents the issuance of Orthofix shares as consideration based on the estimated share price of $22.76, which was the closing share price on January 4, 2023 (See Note 2).
(ii)	Represents the impact of the estimated nonrecurring transaction costs of $25,650 and the write-off of unamortized debt issuance costs of $263 related to the repayment of SeaSpine’s historical debt.

(E)

A tax benefit for the pre-tax pro forma adjustments has not been recorded. Orthofix determined that it is not more likely than not that it would be able to realize the tax benefits from the pro forma costs due to historical losses and the existing valuation allowance.

5. Earnings Per Share

The pro forma basic and diluted weighted average shares outstanding have been calculated as if the shares issued in the Merger had been issued and outstanding as of January 1, 2021. There were 4,226,103 and 4,679,460 weighted average outstanding stock options, unvested restricted shares and restricted stock units excluded from the diluted weighted average number of shares outstanding for the year ended December 31, 2021 and nine months ended September 30, 2022, respectively, because inclusion of these awards was anti-dilutive. These amounts include the rollover of SeaSpine’s stock options, unvested restricted shares and restricted stock units, subsequent to the Orthofix exchange ratio, in addition to Orthofix’s weighted average outstanding stock options and restricted stock units.

	(Amounts in thousands, except per share data)	Year Ended December 31, 2021	Nine Months Ended September 30, 2022
Net loss		$(144,951)	$(56,328)
Basic and diluted - weighted average shares outstanding (i)		35,795	36,112
Net loss per share:
Basic and diluted		$(4.05)	$(1.56)

(i)

Represents the historical weighted average shares outstanding of Orthofix plus 16,105 shares of Orthofix common stock issued to SeaSpine stockholders in exchange for SeaSpine common shares outstanding and exchangeable shares and after giving effect to the exchange ratio of 0.4163.

6. Pro Forma SeaSpine

Represents the historical information of SeaSpine, as adjusted, to reflect the pro forma impact of SeaSpine’s acquisition of 7D Surgical and to reflect reclassifications made to align SeaSpine’s financial statements to Orthofix’s financial reporting presentation.

SeaSpine Unaudited Reclassified Condensed Balance Sheet

As of September 30, 2022

(in thousands)

	Historical SeaSpine	Reclassification (i)	Pro forma SeaSpine
ASSETS
Current assets:
Cash and cash equivalents	$46,763	$—	$46,763
Trade accounts receivable, net	38,969	—	38,969
Inventories	83,993	—	83,993
Prepaid expenses and other current assets	5,141	—	5,141

Total current assets	174,866	—	174,866
Property, plant and equipment, net	56,360	—	56,360
Right of use assets	16,347	(16,347)	—
Intangible assets, net	36,532	—	36,532
Goodwill	84,595	—	84,595
Long-term trade receivable	4,568	(4,568)	—
Other assets	856	20,915	21,771

Total assets	$374,124	$—	$374,124

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, trade	$ 17,778	$—	$17,778
Accrued compensation	9,578	(9,578)	—
Accrued commissions	12,457	(12,457)	—
Short-term lease liability	2,412	(2,412)	—
Deferred revenue	2,137	(2,137)	—
Other accrued expenses and current liabilities	10,685	(10,685)	—
Other current liabilities	—	37,269	37,269

Total current liabilities	55,047	—	55,047
Long-term borrowings under credit facility	25,812	—	25,812
Long-term lease liability	15,124	(15,124)	—
Deferred tax liability, net	3,182	(3,182)	—
Other liabilities	500	18,306	18,806

Total liabilities	99,665	—	99,665
Stockholders’ equity
Common stock	372	—	372
Additional paid-in capital	593,306	—	593,306
Accumulated other comprehensive income	435	—	435
Accumulated deficit	(319,654)	—	(319,654)

Total Shareholders’ equity	274,459	—	274,459

Total liabilities and stockholders’ equity	$374,124	$—	$374,124

(i)	Reflects reclassification entries necessary to the condensed SeaSpine balance sheet to align with the condensed Orthofix financial statement presentation.

SeaSpine Unaudited Reclassified Condensed Statement of Operations

For the nine months ended September 30, 2022

(in thousands)

	Historical SeaSpine	Reclassification (i)	Pro forma SeaSpine
Total revenue, net	$174,158	$1,820	$175,978
Cost of goods sold	66,140	14,303	80,443

Gross profit	108,018	(12,483)	95,535
Operating expenses:
Selling and marketing	95,518	(15,387)	80,131
General and administrative	37,898	(1,943)	35,955
Research and development	18,095	1,890	19,985
Intangible amortization	2,568	(2,568)	—
Acquisition-related amortization and remeasurement	—	5,525	5,525

Total operating expenses	154,079	(12,483)	141,596

Operating loss	(46,061)	—	(46,061)
Interest expense, net	—	(663)	(663)
Other income (expense), net	(976)	663	(313)

Loss before income taxes	(47,037)	—	(47,037)
Benefit (provision) for income taxes	986	—	986

Net loss	$(46,051)	$—	$(46,051)

(i)

Reflects reclassification entries necessary to align SeaSpine with the condensed Orthofix financial statement presentation. The most significant adjustment is the reclassifications of instrument depreciation expense, instrument replacement costs and distribution costs from selling and marketing to cost of goods sold.

SeaSpine Unaudited Adjusted and Reclassified Condensed Statement of Operations

For the year ended December 31, 2021

(in thousands)

		7D Surgical (i)
		Historical
	SeaSpine Year Ended December 31, 2021	January 1, 2021 – May 19, 2021	Transaction Accounting Adjustments (i)	Reclassification (ii)	Pro Forma SeaSpine
Total revenue, net	$191,451	$4,037	$—	$2,475	$197,963
Cost of goods sold	76,864	1,233	1,123	14,138	93,358

Gross profit	114,587	2,804	(1,123)	(11,663)	104,605
Operating expenses:
Selling and marketing	107,299	1,783	—	(15,540)	93,542
General and administrative	42,944	3,890	—	(2,351)	44,483
Research and development	22,006	389	—	2,387	24,782
Intangible amortization	3,316	—	98	(3,414)	—
Acquisition-related amortization and impairment	—	—	—	7,255	7,255

Total operating expenses	175,565	6,062	98	(11,663)	170,062

Operating loss	(60,978)	(3,258)	(1,221)	—	(65,457)
Interest (expense), net	—	—	—	(293)	(293)
Other income (expense), net	5,532	(499)	161	293	5,487

Loss before income taxes	(55,446)	(3,757)	(1,060)	—	(60,263)
Benefit (provision) for income taxes	1,100	—	—	—	1,100

Net loss	$(54,346)	$(3,757)	$(1,060)	$—	$(59,163)

(i)

Represents the results of 7D Surgical for the period prior to the acquisition by SeaSpine. SeaSpine historical results include the impact of 7D Surgical from the date of acquisition through December 31, 2021. The 7D Surgical financial information prior to the acquisition was reported in Canadian Dollar and has been translated from CAD to the United States Dollar at a rate of 1.266 CAD to 1 USD, which represents the period-to-date average rate for the periods presented. The transaction accounting adjustments give effect to SeaSpine’s acquisition of 7D Surgical which occurred on May 20, 2021, and the related transactions as if it had occurred on January 1, 2021. The following transaction accounting adjustments have been made to reflect the impact of the acquisition of 7D Surgical and the associated transactions:

•

Reflect amortization expense adjustments to cost of goods sold related to acquired developed technology with a fair value of $31,000 and an estimated useful life of 11.5 years and to intangible amortization related to acquired other intangible assets with a fair value of $1,300 and an estimated useful life of 5.5 years.

•	Removal of the corresponding interest expense associated with SeaSpine’s repayment of all its borrowings under its credit facility with Wells Fargo Bank, National Association.

(ii)

Reflects reclassification entries necessary to align SeaSpine with the condensed Orthofix financial statement presentation. The most significant adjustment is the reclassification of instrument depreciation expense, instrument replacement costs and distribution costs from selling and marketing to cost of goods sold.